Exhibit 11.1
                        Litchfield Financial Corporation
                         Computation of Earnings Per Share

                                       Three months ended    Six months ended
                                     --------------------- ---------------------
                                             June 30,            June 30,
                                     --------------------- ---------------------
                                        1997       1996       1997       1996
                                     ---------- ---------- ---------- ----------

    Net income.......................$1,880,000 $1,564,000 $3,025,000 $2,362,000
                                     ========== ========== ========== ==========

    Net income per common share......$      .32 $      .27 $      .52 $      .41
                                     ========== ========== ========== ==========

    Weighted average number of
        common shares outstanding.....5,560,167  5,442,768  5,503,423  5,439,459
    Weighted average number of common
       stock equivalents outstanding:
       Stock options..................  357,744    265,423    357,757    259,407
                                      ---------  ---------  ---------  ---------

    Fully-diluted weighted average
        common and common equivalent
        shares outstanding (1)........5,917,911  5,708,191  5,861,180  5,698,866
                                      =========  =========  =========  =========



    ----------------------
    (1) Primary weighted average number of common stock equivalents were 5,888,994 and 5,840,526 for the three and six months ended June 30, 1997 and 5,708,160 and 5,672,999 for the three and six months ended June 30, 1996. The difference between primary and fully diluted shares outstanding did not have a material effect on the calculation of earnings per share.